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Exhibit 10.2

AIG
Private Bank

4-D Neuroimaging, Inc.
Attn: Dr. Scott Buchanan, CEO
9727 Pacific Heights Blvd.
San Diego, CA 92121-3719
USA

Zurich, November 5, 2002

Loan Agreement Nr 2498380

Dear Sirs,

        With reference to our various discussions, we are pleased to make available to you a loan facility on the following terms and conditions (hereinafter referred to as the "Agreement"):

Borrower

        4-D Neuroimaging, Inc. 9727 Pacific Heights Blvd., San Diego, CA 92121-3719, USA, formerly known as Biomagnetic Technologies, Inc. (hereinafter referred to as the "Borrower")

Lender

        AIG Private Bank Ltd., Pelikanstrasse 37, P.O. Box 1376, CH-8021 Zurich

        (hereinafter referred to as the "Lender")

Loan Amount

        USD 1,000,000 (United States Dollars one million 00/100)

Purpose

        For general corporate purposes and for repayment of advances and/or services provided in 2002 to the Borrower totaling USD 570,000 payable to Dassesta International S.A., as follows: Re. Dr. Enrique Maso, USD 125,000, Re. Swisspartners USD 125,000, Re. Sequoia Int. USD 200,000, Re. Carnet AG USD 120,000.

Utilization & Payout

        In the form of a fixed term advance in US Dollars payable as follows:

  a)
  USD 570,000 to Dassesta International S.A.

  b)
  USD 430,000 to the Borrower, 4-D Neuroimaging, Inc., account number 3650000462 with Union Bank of California, SWIFT code BOFC US 33 MPK

Term / Duration

        This credit facility will be granted for an overall duration of one year after disbursement.

Repayment

        The Borrower shall repay in full all outstanding advances and interest amounts made to it on the Final Maturity Date, or before at his discretion, on any roll-over date.

Interest Rate

        The Borrower agrees to pay interest on all outstanding principal amounts in accordance with the following provisions:

        The interest rate for fixed term advances is based on our refinancing costs in line with the current market conditions plus a fixed margin of 2.5% p.a.

        Interest will be calculated on the basis of the exact number of days elapsed, divided by a 360-day year (365/360) and will be payable at the end of each interest period.

        If any sum due and payable by the Borrower is not paid when due, the interest on any such amounts will be calculated on the basis of the refinancing costs of the Lender, together with the margin of 5% (five per cent) per annum, for the period beginning with the due date until receipt by the Lender of the payment.

        If any payment date shall fall on a day on which banks in Zurich or New York are not open for business, such payment date shall be extended to the next succeeding business day unless such business day falls in the next calendar month in which event such due date shall be the immediately preceeding business day.

Security

1.
Pledge and assignment with the enclosed form "General Deed of Pledge" of Patents, Exhibit 1, currently assigned to 4D Neuroimaging, Inc., as listed in Exhibit A of Exhibit 1.

2.
Pledge and assignment with the enclosed form "General Deed of Pledge" of the MEG system current installed at the University of Alabama, Birmingham and owned by 4D Neuroimaging, Inc., as described in Exhibit A of Exhibit 2.

3.
Pledge and assignment by Dassesta International S.A. (hereinafter referred to as "Guarantor 1") in a form acceptable to the Lender of a time deposit in the amount of USD 570,000 (United States Dollars five hundred seventy thousand).

4.
Personnel guarantee in the amount of USD 500,000 (United States Dollars five hundred thousand) by Mr. Martin P. Egli (hereinafter referred to as "Guarantor 2") in a form acceptable to the Lender.

Establishment Fee

        The Borrower shall pay to the lender an Establishment Fee of USD 10,000 flat, due upon signing of this Agreement. At the Lender's discretion, this fee may be either paid immediately or deducted upon disbursement.

Costs, Fees and Expenses

        The Borrower shall pay to the Lender on demand an amount equal to all costs, charges and expenses (including, but not limited to, legal expenses and stamp registration or other duties) incurred by the Lender in connection with preparation and execution of this Agreement and the security and other documentation contemplated hereby and all costs, charges and expenses (including legal expenses on a full indemnity basis) of the Lender in connection with the enforcement of or preservation of any of its rights under this Agreement or otherwise in connection with the facility.

2

Prepayment

        The Borrower may at any time, upon prior written notice of 3 days to the Lender, prepay a portion of or the entire amount outstanding, as of the end of any interest period. Amounts prepaid may not be reborrowed.

Payments and Taxes

        All payments to be made by the Borrower to the Lender under this Agreement shall be made in United States Dollars, freely disposable outside of bilateral or multilateral payment agreements which may exist at the time of payment, free and clear of and without deduction of any taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature, now or hereafter imposed by or on behalf of any taxing authority or any other entity.

Assignability

        The Lender has the right to assign this Agreement to any party without the consent of the Borrower but it requires the consent of the Guarantor 2.

Covenants

        The Borrower covenants that, until full and final payment of all indebtedness and liabilities incurred hereunder, unless the Lender waives compliance in writing, the Borrower will furnish the Lender with such information concerning the affairs of the Borrower as the Lender may reasonably request.

Events of Default

        The principal and accrued interest on any outstanding balances as well as any and all accrued fees and charges whatsoever under this Agreement, shall become immediately due and payable, without need of further legal formality, at the option of and upon the first demand by the Lender, if:

  a)
  the Borrower shall default in the payment of principal or interest on any advance or of any other amount payable thereunder when the same shall become due and payable and such failure continues for a period of 5 (five) business days without remedy;

  b)
  the Borrower shall default in the performance of any term, covenant or condition contained in this agreement after written notice and failure to cure such default within thirty (30) days from the receipt of such notice or an event of default in the performance of any other agreement between the Borrower and the Lender;

  c)
  any representation or warranty made by the Borrower under this agreement or any certificate or documents furnished pursuant thereto, shall prove to have been untrue when made or at any subsequent time to be incorrect in any material respect;

  d)
  any other event occurs or circumstances arise which, in the opinion of the Lender is likely, materially and adversely, to affect the ability of the Borrower or any future mortgagor to perform all or any of his or its obligations under or otherwise to comply with the terms of this Agreement.

        The Borrower shall hold the Lender harmless of and indemnify the Lender against any losses or expenses which the Lender may sustain or incur as a consequence of any Event of Default by the Borrower as stipulated herein.

        If there is an Event of Default, the Lender reserves the right to increase the interest rate and/or the commission rate, not to exceed twelve (12% p.a.) percent per annum.

3

Conditions Precedent

        This agreement its made under the condition and the Lender's obligation to make this loan available is subject to the conditions precedent that the Lender shall have received and approved the following:

  a)
  A signed copy of this agreement, each page initialed, bearing the authorized signature of the Borrower.

  b)
  Proper and completed pledge and assignment of all the collateral as per cif. 1 - 3 of the Security paragraph.

  c)
  Personnel guarantee of Mr. Martin P. Egli of USD 500,000 as per cif. 4 of the Security paragraph.

Law governing the legal relationship between the Lender and the Borrower and Place of Jurisdiction

        All legal aspects of the relationship between the Borrower and the Lender shall be governed by Swiss law. The place of performance, the exclusive place of jurisdiction for lawsuits and all other kinds of legal proceedings and place of foreclosure shall be the domicile of the Lender.

        The Lender reserves the right to bring legal proceedings against the Borrower before any competent court at the domicile of the Borrower or any other court having jurisdiction over the Borrower.

        No failure to exercise and no delay in exercising on the part of the Lender any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any rights preclude any other or further exercise thereof.

        The Borrower will furnish the Lender with the actual tested annual reports immediately after publication.

        The general pledge and assignment and our "General Banking Conditions" which you already received, form an integral part of this loan agreement.

        We hope that the above terms and conditions meet your requirements, and kindly request that you duly sign and return to us the enclosed duplicates of this agreement together will all other required documents.

We look forward to hearing from you and remain

Yours truly,

AIG Private Bank Ltd.
/s/ WERNER VONTOBEL Werner Vontobel Member of Executive Management	/s/ RENATO DEPRETTO Renato DePretto Member of Management

To AIG Private Bank Ltd.:

        We fully agree with and accept all of the terms and conditions contained in the above mentioned agreement.

4

4-D Neuroimaging, San Diego

Place/Date:	San Diego / Nov. 7, 2002	/s/ D. SCOTT BUCHANAN Scott Buchanan, CEO & President

        We have taken notice of this Agreement and agree with all terms and conditions therein and relevant to the Guarantor.

Dassesta International S.A.

Place/Date:

        I, Martin P. Egli, hereby personally guarantee the obligation of this loan agreement up to the amount of USD 500,000.

Martin P. Egli

Place/Date:
Martin P. Egli

5

Exhibit 1

GENERAL DEED OF PLEDGE

        BE IT KNOWN, for value received, 4-D NEUROIMAGING ("Pledgor"), a California corporation, hereby pledges as collateral security to secure its repayment of all amounts outstanding under the terms of the Loan Agreement between 4D and AIG Private Bank, Zurich, Switzerland dated November 7, 2002:

        All rights, titles, and interests in the United States Patents listed on the attached Exhibit A.

        Further, Pledgor hereby warrants and represents that it has good title to the patents being pledged, that they are free from liens and encumbrances or prior pledge, and that Pledgor has full authority to transfer its interests in each and every patent listed in Exhibit A

        Pledgor further agrees that as long as this security is pledged to AIG Private Bank, it will take all reasonable actions to maintain the validity of each and every patent so listed and that it will take no actions that will in any manner reduce the value of the pledged security.

        Upon default of payment of the debt by Pledgor, or upon breach of this pledge agreement, AIG Private Bank shall have full rights to foreclose on the pledged security and to exercise its rights as a secured party pursuant to Article 9 of the Uniform Commercial Code; and said rights being cumulative with any other rights the Pledgee or holder may have against the Pledgor.

        The Pledgor understands that upon foreclosure the pledged security may be sold at public auction or public sale. The Pledgor shall be provided reasonable notice of any said intended sale and the Pledgor shall have full rights to redeem said security at any time prior to said sale upon payment of the balance due hereunder, and accrued costs of collection. In the event the security shall be sold for less than the amount then owing, the Pledgor shall be liable for any deficiency.

        Upon full repayment of the obligation for which the security is pledged, this security interest shall be returned to the Pledgor and this pledge agreement shall be terminated.

        This pledge agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

        This pledge shall be governed by the laws of Switzerland.

        Upon default the Pledgor shall pay all reasonable attorneys' fees and cost of collections.

        Signed this 7th day of November, 2002

/s/ D. SCOTT BUCHANAN D. Scott Buchanan President and CEO 4-D Neuroimaging	AIG Private Bank

        List of Exhibits

          Exhibit A        Active U.S. Patents Held By 4-D Neuroimaging

EXHIBIT A

ACTIVE U.S. PATENTS held by 4-D NEUROIMAGING
as of October 24, 2002
(Sort by Patent Number)

4,773,952	9/27/88	10185	Nonmetallic cylindrical cryogenic container
4,827,217	5/2/89	10167	Low noise cryogenic apparatus for making magnetic measurements (Ferritometer)
4,872,321	10/10/89	10238	Nonimmersive cryogenic cooler (cryocooler)
4,933,040	6/12/90	10311	Hollow article formed of composite material
4,977,896	12/18/90	10256	Analysis of biological signals using data from arrays of sensors
5,027,819	7/2/91	10449	Measurement of Visually Induced Biomagnetic Response
5,043,529	8/27/91	10435	Construction of shielded rooms using sealants
5,061,680	10/29/91	10364	Superconducting biomagnetometer with remote pickup coil
5,081,071	1/14/92	10239	Magnetically shielded enclosure
5,121,055	6/9/92	10436	Verification of the operation of a biomagnetometer
5,134,117	7/28/92	10552	High TC microbridge superconductor device utilizing stepped edge-to-edge SNS junction
5,142,229	8/25/92	10541	Thin film three-axis magnetometer and SQUID detectors for use therein
5,158,932	10/27/92	10442	Superconducting biomagnetometer with inductively coupled pickup coil
5,220,921	6/22/93	10556	Nonmagnetic tactile stimulator and biomagnetometer utilizing the stimulator
5,265,609	11/30/93	10555	Nonmagnetic body movement detector and biomagnetometer utilizing the detector
5,269,325	12/14/93	10450	Analysis of biological signals using data from arrays of sensors
5,305,751	4/26/94	10632	Measurement of liquid flows in a living organism
5,313,944	5/24/94	10544	Measurement of internal body structure during biomagnetometry
5,341,555	8/30/94	10696	Method of preparing film adhesive thermal foil
5,346,570	9/13/94	10695	Cryogenic dewar and method of fabrication
5,367,178	11/22/94	10694	High-Tc microbridge superconductor device utilizing stepped edge-to-edge SNS junction
5,441,107	8/15/95	10793	Solid conductor thermal feedthrough
5,442,289	8/15/95	10573	Biomagnetometer having flexible sensor
5,444,372	8/22/95	10557	Magnetometer and method of measuring a magnetic field
5,444,373	8/22/95	10629	Biomagnetometer with selectable pickup coil array
5,452,550	9/26/95	10907	Magnetically shielded room with sliding door (cont. from 10545)
5,471,985	12/5/95	10890	Biomagnetometer with whole head coverage of a seated or reclined subject
5,494,033	2/27/96	10774	Biomagnetometer with sealed vacuum enclosure and solid conduction cooling
5,494,101	2/27/96	11034	Solid conductor thermal feedthru (divisional #2 to 10793)
5,497,828	3/12/96	11033	Solid conductor thermal feedthru (divisional #1 to 10793)
5,506,200	4/9/96	10590	Compact superconducting magnetometer having no vacuum insulation
5,526,811	6/18/96	10607	Apparatus and process for determining the sources of biomagnetic activity
5,713,354	2/3/98	11019	Biomagnetometer with whole head coverage of a seated reclined subject
5,794,622	8/18/98	10899	Measurement of Liquid Flows in a Living Organism
5,806,318	9/15/98	11072	Cooling using a cryogenic liquid and a contacting gas
5,962,866	10/5/99	10745	Microbridge superconductor device utilizing stepped junctions
6,144,872	11/7/00	11418	Analyzing Events in the Thalamus by Noninvasive Measurements of the Cortex of the Brain

Exhibit 2

GENERAL DEED OF PLEDGE

        BE IT KNOWN, for value received, 4-D NEUROIMAGING ("Pledgor"), a California corporation, hereby pledges as collateral security to secure its repayment of all amounts outstanding under the terms of the Loan Agreement between 4D and AIG Private Bank, Zurich, Switzerland dated November 7, 2002:

        The Magnes 2500 WH Magnetoencephalography ("MEG") System currently installed at the University of Alabama under the terms of THE MAGNES 2500 LEASE AGREEMENT dated January 26, 2000 ("Lease"), attached hereto as Exhibit A.

        Further, Pledgor hereby warrants and represents that it has good title to the Magnes 2500 WH MEG System being pledged, that it is free from any liens and encumbrances or prior pledge other than those under the terms of the Lease, and that Pledgor has full authority to transfer its interests in this System.

        Pledgor further agrees that as long as this security is pledged to AIG Private Bank, it will take all reasonable actions to maintain the Magnes 2500 WH MEG System pledged in good working order, to fully meet Pledgor's obligations under the terms of the Lease, and that it will take no actions that will in any manner reduce the value of the pledged security.

        Upon default of payment of the debt by Pledgor, or upon breach of this pledge agreement, AIG Private Bank shall have full rights to foreclose on the pledged security and to exercise its rights as a secured party pursuant to Article 9 of the Uniform Commercial Code; said rights being cumulative with any other rights the Pledgee or holder may have against the Pledgor.

        The Pledgor understands that upon foreclosure the pledged security may be sold at public auction or public sale, subject to any limitations arising under the terms of the Lease. The Pledgor shall be provided reasonable notice of any said intended sale and the Pledgor shall have full rights to redeem said security at any time prior to said sale upon payment of the balance due hereunder, and accrued costs of collection. In the event the security shall be sold for less than the amount then owing, the Pledgor shall be liable for any deficiency.

        Upon full repayment of the obligation for which the security is pledged, this security interest shall be returned to the Pledgor and this pledge agreement shall be terminated.

        This pledge agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

        This pledge shall be governed by the laws of Switzerland.

        Upon default the Pledgor shall pay all reasonable attorneys' fees and cost of collections.

        Signed this 7th day of November, 2002

/s/ D. SCOTT BUCHANAN D. Scott Buchanan President and CEO 4-D Neuroimaging	AIG Private Bank

        List of Exhibits
                Exhibits A        Magnes 2500 Lease Agreement dated January 26, 2000

Exhibit A

MAGNES 2500 LEASE AGREEMENT

        THIS MAGNES 2500 LEASE AGREEMENT (hereinafter "Agreement") is made effective as of January 26, 2000 (hereinafter "Effective Date"), by and between University of Alabama Health Services Foundation, P.C. ("Lessee") and 4-D Neuroimaging, Inc. ("Lessor").

WITNESSETH:

        WHEREAS, Lessor manufactures and supplies medical equipment necessary to perform magnetoencephalography (hereinafter "MEG"), a valuable new neurophysiologic tool that allows the combined study of brain localization, described as magnetic source imaging ("MSI");

        WHEREAS, Lessor owns a Magnes 2500 WH System used to provide MSI services;

        WHEREAS, Lessee believes that the use of the Magnes 2500 WH System at The Kirklin Clinic operated by Lessee will improve patient care and facilitate research opportunities;

        WHEREAS, Lessee desires to lease, with an option to purchase, a Magnes 2500 WH System from Lessor, and Lessor desires to so contract with Lessee, on the terms and conditions set forth herein below;

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

        Section 1.    The System.    Subject to the provisions hereof, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, a Magnes 2500 WH System, as described in Exhibit A attached hereto and made a part hereof, together with all necessary replacement parts and accessories ("the System"), for Lessee's exclusive use during the term of this Agreement. Lessee shall provide adequate space for the operation of the System. Lessor, at its sole cost and expense, shall construct a magnetically shielded room to house the System and its supporting gantry, a patient table and other patient monitoring equipment, and shall install the System in good working condition at the location specified by Lessee.

        Section 2.    Maintenance and Warranty.    Lessor shall, at its sole cost and expense, be responsible for all service and maintenance, including without limitation labor and parts, necessary to maintain the System in good working condition and repair during the entire term of this Agreement. Lessor warrants and represents to Lessee that the System is and will be sufficient, safe and adequate for the uses to which it is intended to be put, specifically, the performance of MEG and related procedures.

        Section 3.    Training.    Lessor shall ensure that Lessee's staff acquires the training necessary to operate the System properly. Without limiting said training obligation, Lessor agrees to train one (1) technologist and one (1) physician designated by Lessee for up to four (4) weeks at a site designated by Lessor. Lessor shall be solely responsible for all local expenses of said technologist and physician during the training, including without limitation reasonable food, lodging and miscellaneous living expenses. Lessee shall be solely responsible for the travel expenses of said technologist and physician to and from the site of such training. Lessor will train additional Lessee personnel during the same training session upon Lessee's request, provided Lessee agrees to be responsible for all of the local and travel expenses of each such additional trainee.

        Section 4.    Supplies.    Lessee shall be responsible for purchasing all disposable materials used in connection with the operation of the System.

        Section 5.    Title to the System.    Lessor owns the System and shall retain title to the System at all times during the term of this Agreement. This Agreement authorizes Lessee's exclusive use of the System only, and nothing in this Agreement transfers to Lessee any right, title or interest in the System, except the exclusive right to use the System during the term of this Agreement. At the request of Lessor, Lessee will affix to the System a notice provided by Lessor identifying the System as owned by Lessor. Lessee agrees to keep the System free from all liens, claims and other legal process of its creditors and other parties. Lessee shall give Lessor notice in writing of any lien, claim or other legal process of its creditors and other parties that involves the System. Provided the parties do not enter into a lease extension or an alternative arrangement, including without limitation the exercise of the purchase option described in Section 11 hereof, Lessee agrees to make the System available to Lessor upon expiration or termination of this Agreement. In such event, Lessor shall be responsible for all costs associated with recovering the System.

        Section 6.    Billing.    Lessee shall be solely responsible for the submission of all claims for payment for procedures performed using the System, and all payments received by Lessee for such procedures shall be the sole property of Lessee. Lessee shall make best effort attempts to obtain claims for payment. Lessor agrees not to bill under any circumstances any amounts for procedures performed using the System.

        Section 7.    Lease Payment.

          (a)  For use of the System and all other services provided by Lessor pursuant to this Agreement, Lessee shall pay Lessor the amount due calculated in accordance with Exhibit B attached hereto and made a part hereof. The parties hereby acknowledge that because the technology associated with the System is new and the reimbursement rates for procedures performed using the System are currently uncertain, said Exhibit B may be modified upon mutual agreement of the parties as of each anniversary of the Effective Date of this Agreement to ensure that it adequately reflects fair market value for the lease of the System.

          (b)  At the end of each month during the term of this Agreement, Lessee will determine the amounts received by Lessee in reimbursement for procedures performed by Lessee using the System and calculate the amount due to Lessor in accordance with Exhibit B. Lessee's payments shall be made on or before the tenth (10th) day of the following month. Lessee will provide reasonable documentation supporting its lease payments hereunder upon Lessor's request.

        Section 8.    Insurance; Risk of Loss.    Lessor shall, at its sole cost and expense, at all times during the term of this Agreement maintain liability insurance covering the System against and all damage, loss or theft. Lessor shall be solely liable for any damage to the System from any cause whatsoever, and shall indemnify and hold harmless Lessee and its directors, officers, employees and agents from any and all claims, actions, liability, and expenses (including costs of judgments, settlements, court costs, and attorneys fees, regardless of the outcome of such claim or action) caused by or resulting from the operations of the System, unless such items are the sole result of the negligent acts or omissions of Lessee. Said indemnification and hold harmless obligation on the part of Lessor shall survive termination or expiration of this Agreement.

        Section 9.    Taxes.    Lessee will assist Lessor in qualifying the System for a personal property tax exemption. In the event the exemption is not granted, or until the granting of the exemption, Lessor shall pay, at its sole cost and expense, any and all personal property taxes attributed to the System. Lessor shall indemnify and hold harmless Lessee and its directors, officers, employees and agents from any and all claims, actions, liability and expense expenses (including costs of judgments, settlements, court costs, and attorneys fees, regardless of the outcome of such claim or action) caused by or resulting from Lessor's failure to comply with this Section 9.

        Section 10.    Term and Termination.

          (a)  Subject to the termination provisions set forth below, this Agreement shall be for a term of two (2) years, commencing on the Effective Date and ending twenty-four (24) months thereafter.

          (b)  Subject to the provisions of Section 13, if any term, condition or provision of this Agreement violates and applicable regulation, law or agency interpretation thereof, either party may terminate this Agreement in accordance with Section 13.

          (c)  Either party may terminate this Agreement upon breach by the other party of any material provisions of this Agreement, provided such breach continues for thirty (30) days after receipt by the breaching party of written notice of such breach from the non-breaching party.

          (d)  Upon the expiration or any termination of this Agreement, Lessee shall pay Lessor in accordance with Section 7 hereof for all MEG procedures performed with the System while this Agreement was in effect, in accordance with Exhibit B.

        Section 11.    Option to Purchase.    Lessee shall have the option, at any time during the term of this Agreement, to purchase the System. In such event, Lessee shall notify Lessor in writing of its intent to purchase the System, and the parties will negotiate in good faith a purchase price for the System and an agreement of purchase and sale. The parties agree to use their best efforts to consummate said transaction within sixty (60) days of the date of Lessee's notice to Lessor under this Section 11.

        Section 12.    Confidential Information.    All information that has not been specifically designated for release to the public by an authorized representative of the party owning the information, or that has not actually been released to the public, including without limitation, trade secrets, plans, pricing information, medical records, patient lists, and other information developed by or originated by either party for its own use (hereinafter "Confidential Information"), which comes into the possession of the other party by reason of this Agreement is, and shall remain, the sole property of the originating party. Neither party shall, during the term of this Agreement or thereafter, disclose or acknowledge the contents of any Confidential Information of the other party to any person, other than as authorized in writing by an authorized representative of the party to whom the information belongs. The provisions of this Section 12 shall survive the termination of this Agreement.

        Section 13.    Compliance With Laws.    It is not a purpose, nor is it a requirement, of this Agreement or of any other agreement between the parties, to offer, receive, solicit or pay any remuneration directly or indirectly to induce or encourage the referral of any patient for items and services for which payment may be made in whole or in part by any federal or state health care program, including, but not limited to, Medicare, Medicaid or TRICARE/CAMPUS. The parties expressly acknowledge that it has been and continues to be their intent to comply fully with all applicable federal, state and local laws, rules and regulations governing the health care industry and tax-exempt entities. Accordingly, the parties agree to renegotiate, in good faith, any term, condition or provision of this Agreement that any applicable governmental or regulatory authority, or counsel for either party hereto, determines to be in contravention of any regulation or law or agency interpretation thereof. In conducting the negotiations, the parties shall consult and negotiate with each other in good faith and, recognizing their mutual interest, attempt to reach a just and equitable solution satisfactory to both parties. If they are not able to reach a mutually acceptable solution within thirty (30) days of the date on which a party notifies the other in writing of the need for negotiation, then the party providing such notice may terminate this Agreement on thirty (30) days written notice. Either party may withhold any payments it believes violate the applicable law, regulation or agency interpretation thereof.

        Section 14.    Independent Contractors.    The parties are independent contractors. Neither party is an agent, partner, associate, joint venturer or employee of the other. The employees of each party shall not be eligible for any employee benefit programs of the other party. Neither party shall withhold or be responsible for the payment of any income taxes, social security payments, unemployment payments, or other like taxes imposed by any federal, state, or local government on account of any amounts due from any party to its employees under the terms of this Agreement. Neither party shall be responsible for the direct payment of any compensation to any employees of the other party for any services performed pursuant to this Agreement, and each party acknowledges that it shall be solely responsible for the payment of any such compensation or other remuneration to any of its employees. Nothing in this Agreement shall be construed to be inconsistent with this independent relationship or status.

        Section 15.    Interpretation.    This Agreement has been negotiated at arm's-length by the Lessor and Lessee, and its terms shall not be construed against or interpreted to the disadvantage of any party by reason of such party having being deemed to have structured or dictated such provision.

        Section 16.    Notices.    Any notice, report or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if it is sent by certified mail, postage and charges prepaid, and as follows:

    To Lessor:
    Aron Stern
    4-D Neuroimaging. Inc.
    9727 Pacific Heights Blvd.
    San Diego, CA 92121

    To Lessee:
    Patricia J. Pritchett, Esquire
    Office of Counsel
    University of Alabama Health Services Foundation, P.C.
    300 Liberty National Building
    301 20th Street South
    Birmingham, Alabama 35233-2023

        Section 17.    Entire Agreement.    This Agreement contains the entire understanding and agreement of the parties, and no modifications hereto or additions hereto have been agreed to or will be binding hereafter unless agreed to in writing by the parties to the Agreement. This Agreement supersedes all prior agreements concerning the subject matter herein between the parties, and such prior agreements are hereby terminated by this Agreement.

        Section 18.    Severability.    Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, paragraph, clause or term of this Agreement is void or unenforceable, in whole or as applied in a particular situation, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect in such situation, and all provisions of this Agreement shall remain in full force and effect in any and all other situations.

        Section 19.    Assignment.    The Agreement may not be assigned by either party, whether voluntarily or by operation of law, except with the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event Lessor makes any such assignment, it shall in any event continue to be responsible for its warranty and maintenance obligations as set forth in Section 2 hereof, and its indemnification obligations as set forth in Section 8 hereof.

        Section 20.    Binding Effect of Agreement.    This Agreement shall be binding upon annd inure to the benefit of the successors and permitted assigns of any party hereto, and any such successor or assign shall be deemed substituted for such party under the terms of this Agreement.

        Section 21.    Waiver.    No provision hereof may be waived except by an agreement in writing signed by the waiving party. The waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision hereof. The waiver by any party hereto of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

        Section 22.    Governing Law.    This Agreement shall be interpreted, construed and enforced according to the laws of the State of Alabama without regard to provisions relating to conflicts of law.

        Section 23.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

        Section 24.    Captions and Headings.    The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or to the scope or intent of this Agreement nor in any way affect this Agreement.

        IN WITNESS WHEREOF, each of Lessee and Lessor have caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

University of Alabama Health Services Foundation, P.C.
By:	/s/ STEVEN C. SCHULTZ
Its:	Executive President
4-D Neuroimaging, Inc.
By:	/s/ D. SCOTT BUCHANAN
Its:	President & CEO
ACKNOWLEDGEMENT:
DEPARTMENT OF NEUROLOGY
By:	/s/ JOHN N. WHITAKER John N. Whitaker, M.D. Chairman

Exhibit A

MAGNES® 2500 WH DESCRIPTION

PRODUCT DESCRIPTION AND SPECIFICATIONS

SENSOR
Sensor Geometry	Helmet-Style design
Accommodates 98th percentile adult head size
Eye clearance allows for visual studies and reduces claustrophobia
Ear relief provides greater patient comfort, closer average coil-to-head spacing and room for auditory stimulus delivery
Area of coverage	Covers entire cortical surface
Magnetic detection coils	148
Average inter-coil spacing	2.9 cm (varies between 2.8 and 3.2 cm)
Coil configuration	Magnetometers with fixed weight noise reduction
Coil distance to helmet surface	Not to exceed 1.6 cm
Ambient noise detectors	8
Measuring position	Any angle between vertical and horizontal to accommodate both seated and supine patient/subject positions
INTRINSIC SYSTEM NOISE
Definition	Intrinsic system noise is the system noise measured in the absence of any noise due to environmental sources and without a patient or test subject present
0.5 Hz to 1500 Hz	<10 fT/vHz average over frequency and across all channels
SENSOR GANTRY
Mounting	Ceiling mounted to conserve floor space
Mechanical construction reduces sensitivity to external vibration
Positioning adjustment	Sensor can be positioned to accommodate patient positions ranging from seated to supine
LOCALIZATION ACCURACY (PHANTOM)
Dipole source localization in spherical test phantom surface	Within 4 mm of true position for dipoles at depths from 1.5 to 5.5 cm below phantom
MINIMUM DETECTABLE DIPOLE (PHANTOM)
Minimum detectable dipole in spherical test phantom	0.2nAm/vHz at 2 cm depth
2nAm/vHz at 5 cm depth

DATA ACQUISITION
Number of channels	258 channels total
148 magnetic signal channels
8 noise reference channels
3 derived reference channels
96 auxiliary channels available for electrical signals (e.g., user determined combination of EEG/ECG/EMG signals; preamplifiers not optional)
1 utility channel
2 trigger/response channels
Signal coupling	DC or AC (high pass filtered at 0.1Hz or 1.0 Hz; other cutoffs available digital processing)
A/D Conversion	16 bit per channel (>92 dB dynamic range)
2 kHz sampling rate for all channels, 4 kHz for 193 channels
DC offset control	Automatic for magnetic channels (post processing)
Analog bandwidth	User selectable from 12-1500 Hz
Stimulus synchronization	Controlled via trigger inputs and outputs
Multiple stimulus recording is supported
Trigger input	1-16 TTL-level single bit ports with 16-31 bits for trigger coding (user configurable)
Trigger output	16 TTL-level single bit ports (BNC connection)
Acquisition modes	Continuous
Stimulus trigger epochs
Manually triggered epochs
Threshold triggered epochs (triggered from external channels)
Signal Processing	Collect individual epochs or averages only Multi-processor architecture
Real-time averaging
User selectable digital filters
On-line noise removal using reference channels
EEG Interface	Interfaces to existing Analog EEG interface provided at no charge —Up to 96 channels —Includes cabling and head box interface

Real-time outputs	Continuous mode: Video display of up to 76 user-selected channels
Epoch mode: Video display of up to 32 user-selected output signals (averaged and/or raw data)
Sensor geometry layout display in epoch mode for user-selected regions
Mixed Continuous and Epoch mode display available
DATA ANALYSIS SOFTWARE
Post acquisition processing tools	Average and variance calculation
DC offset removal
Digital filtering
Selected channels may be deleted from analysis
Dipole location estimation using entire array or user-defined subset
Dipole selection and display (with labels)
Decimation
Waveform polarity inversion
Fast Fourier Transformation
Event identification
Boolean averaging according to stimulus and response criteria
Other features	Selective averaging Rapid dipole fitting and automated screening of dipole fits against user-selected criteria (especially valuable for spontaneous data analysis)
Dipole modeling accounts for head shape (local sphere) and volume currents; multiple local spheres can be used to account for variations in head shape over the extent of the array
MR/CT image data import for dipole overlay display (file conversion provided for one user-specified MR/CT scanner)
Patient database management
Somatosensory evoked response protocol
Optical disk-to-tape data transfer utility
Helium level and gas flow monitoring
HOST COMPUTER
Internal description	Sun Microsystems ™ Ultra 60
Solaris® 2.6
Accelerated 3D color graphics
256 MB of RAM
Display	20-inch color monitor, 1280 X 1024 pixel resolution
On-line data storage	18 GB hard disk

Data archive	1.3 GB erasable optical disk drive
Local network	Ethernet interface
Software	Sun Operating system Magnes MSI Software license
REMOTE ANALYSIS WORKSTATION
Internal description	Sun Microsystems Ultra 60
Solaris 2.6
Accelerated 3D color graphics
256 MB of RAM
Display	20-inch color monitor, 1280 X 1024 pixel resolution
On-line data storage	18 GB hard disk
Data archive	1.3 GB erasable optical disk drive
Local network	Ethernet interface
Peripherals	Laser Printer —1200 dpi print quality —16 ppm at 600 dpi —4 MB RAM —Postscript Level 2 emulation
Color LaserPrinter —Fully networkable —Image Scaling, color adjustment and multiformatting —Paper and transparency output —Postscript Level 3
Software	Solaris Operating system
Magnes MSI Software license
DAT tape drive
CD Plus Package
CRYOGENIC SYSTEM
Helium boil-off rate	12 liters/day maximum with Dewar in vertical position
Average refill interval	2 times/week
Helium liquid level	Video display monitor
Helium gas flow	Monitored for abnormally high or low flow rate with alarm
Helium gas recovery	Interface connector available
Service tools	Helium transfer line
Liquid helium handling accessories
HEAD DIGITIZATION UNIT
Description	Digitizing stylus with remote on/off switch to record head shape information used in dipole modeling analysis May also be used to record locations of EEG electrodes

SENSOR/HEAD POSITION INDICATOR
Description	Sensor position is automatically determined with respect to locating coils affixed to the subject's head at anatomically defined locations
HEAD PHANTON
General description	Spherical container (95 cm diameter) filled with saline solution and mounted on stand
Sources	5 individually selectable current dipoles at calibrated positions between 1.5 and 5.5 cm below surface
Signal	Computer triggered waveform
Dipole strength	Adjustable current
PATIENT TABLE
Positioning	As required to accommodate both seated and supine positions
Vacuum pillow	Vacuum pillow for patient stabilization
MANUALS
Manuals	Operator's Manual
Software Reference Manual
Programmer's Reference Guide
Solaris documentation on CD ROM
Operating manuals for third-party equipment supplied with system
MAGNETICALLY SHIELDED ROOM
Internal Dimensions	2.90 m wide × 3.94 m deep × 2.40 m high (minimum dimensions without wall covering)
External Dimensions	3.30 m wide × 4.47 m deep × 2.90 m high (maximum dimensions without wall covering)
Door Dimensions	1 m wide × 2 m high
Total Weight	Not to exceed 10,200 kg (22,400 lb)
Internal Coverings	4 walls, ceiling and floor
External Coverings	As required for exposed surfaces
Accessories	Video camera
2-way voice intercom
Magnetically compatible lighting
Feedthrough panel, connectors and covers

Exhibit B

        Lessee shall calculate the lease payment due under this Agreement in one of the following three manners, depending upon the type of patient served:

        1.    Indigent Patients.    Lessee shall not be required to pay to Lessor any amount for services provided to indigent patients using the System, provided each patient is determined to be indigent in accordance with UAHSF-MSO Policy Manual Charity and Discounted Care Guidelines, as amended from time to time.

        2.    Research Patients.    Lessee shall pay Lessor a per-use fee for each research patient evaluated using the System, equal to sixty percent (60%) of the amount paid for the procedure under the arrangement negotiated by Lessee with the applicable research sponsor organization.

        3.    Patients other than Indigent Patients and Research Patients.    Lessee shall pay Lessor a per use fee equal to fifty percent (50%) of the Global Fee (such professional and technical fees as may be collected by Lessee) received from each third-party payor for each MEG procedure provided to a patient with the use of System.

QuickLinks

  Exhibit 10.2